EXHIBIT 99.1

Exponent Reports First Quarter Fiscal 2014 Results

MENLO PARK, Calif., April 23, 2014 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the first quarter ended April 4, 2014.

For the first quarter of 2014, revenues before reimbursements increased 6% to $72,967,000, as compared to $68,992,000 in the same period of 2013. Total revenues were $75,962,000, as compared to $72,660,000 in the same period one year ago.

Net income for the first quarter increased 15% to $9,154,000, or $0.66 per diluted share, as compared to $7,976,000, or $0.56 per diluted share, in the same period of 2013. For the quarter EBITDA1 increased 14% to $16,643,000, as compared to $14,609,000 in the same period one year ago.

During the first quarter of 2014, Exponent repurchased $7.6 million of common stock, and paid dividends of $3.3 million. The Company closed the quarter with $137.5 million in cash, cash equivalents and short-term investments.

"We are pleased to have started the year with solid revenue growth, improved margins and strong earnings. We also continued to buy back stock and distribute dividends to shareholders," commented Dr. Paul Johnston, President and CEO. "In the quarter, we had notable performances from our polymer science, biomedical, environmental and construction consulting practices.

"For 2014 we continue to expect growth in revenues before reimbursements to be in the low single digits and EBITDA1 margin to be down approximately 100 basis points from 24.6% in 2013. As a reminder, fiscal 2013 included an extra week of activity. For the second quarter and full year, growth in revenues before reimbursements will be reduced because of a step-down in a few major assignments, lower defense spending, and $1.4 million of revenues recognized upon payment in 2013 for work performed in the prior year. Since our second quarter ends on July 4th utilization for the quarter will be further impacted by the additional holiday and associated vacations.

"We remain optimistic about our long-term ability to build upon our differentiated market position as a leading multi-disciplinary engineering and scientific consulting firm," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, April 23, 2014, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio of the conference call is available by dialing 877-941-2068 or 480-629-9712. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030, and entering passcode 4677897#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended April 4, 2014 and March 29, 2013
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	April 4,	March 29,
	2014	2013

Revenues
Revenues before reimbursements	$ 72,967	$ 68,992
Reimbursements	2,995	3,668

Revenues	75,962	72,660

Operating expenses
Compensation and related expenses	48,858	48,562
Other operating expenses	6,317	6,147
Reimbursable expenses	2,995	3,668
General and administrative expenses	3,698	3,432

	61,868	61,809

Operating income	14,094	10,851

Other income
Interest income, net	44	45
Miscellaneous income, net	1,227	2,609
	1,271	2,654

Income before income taxes	15,365	13,505

Income taxes	6,211	5,529

Net income	$ 9,154	$ 7,976

Net income per share:
Basic	$ 0.68	$ 0.58
Diluted	$ 0.66	$ 0.56

Shares used in per share computations:
Basic	13,537	13,667
Diluted	13,940	14,125

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
April 4, 2014 and January 3, 2014
(unaudited)
(in thousands)

	April 4,	January 3,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$ 105,621	$ 122,948
Short-term investments	31,831	33,171
Accounts receivable, net	84,946	76,980
Prepaid expenses and other assets	16,835	10,450
Deferred income taxes	10,408	8,135
Total current assets	249,641	251,684
Property, equipment and leasehold improvements, net	28,314	28,721
Goodwill	8,607	8,607
Other assets	55,103	55,154
	$ 341,665	$ 344,166

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 12,533	$ 8,442
Accrued payroll and employee benefits	42,336	56,934
Deferred revenues	7,204	6,771
Total current liabilities	62,073	72,147
Other liabilities	35,766	34,628
Deferred rent	2,233	2,332
Total liabilities	100,072	109,107

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	155,690	141,250
Accumulated other comprehensive income	175	109
Retained earnings	225,592	226,040
Treasury stock, at cost	(139,880)	(132,356)
Total stockholders' equity	241,593	235,059
	$ 341,665	$ 344,166

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended April 4, 2014 and March 29, 2013
(unaudited)
(in thousands)

	Quarters Ended
	April 4,	March 29,
	2014	2013

Net Income	$ 9,154	$ 7,976

Add back (subtract):

Income taxes	6,211	5,529
Interest income, net	(44)	(45)
Depreciation and amortization	1,322	1,149

EBITDA (1)	16,643	14,609

Stock-based compensation	5,293	5,291

EBITDAS (1)	$ 21,936	$ 19,900

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.